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                                                                   EXHIBIT 23.14

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of our reports dated May 7, 1996 (except for Note 9 which is dated July 13, 1999), May 1, 1997 (except for Note 9 which is dated July 13, 1999), May 1, 1998, (except for Note 9 which dated July 13, 1999) and July 13, 1999 relating to the financial statements of Welcon Management Company and its subsidiary, Watson Electrical Construction Co., which appear in Building One Services Corporation's Current Report on Form 8-K filed July 15, 1999. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Bunch & Company, LLP

Bunch & Company, LLP
Rocky Mount, North Carolina
December 23, 1999